                                                                    Exhibit 23.1

Consent of Raich Ender Malter & Co. LLP
Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Information Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 12, 2007, relating to the consolidated balance sheet of Acorn Acquisition Corp. (formerly Syntony Group, Inc.) and subsidiary as of December 31, 2006 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2006 and for the period from Reactivation (March 26, 2001) to December 31, 2006.

We also hereby content to the inclusion in the Information Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 12, 2007, relating to the balance sheet of Lumen Medical Inc. as of March 31, 2006 and the related statements of operations, stockholders' deficit, and cash flows for the period February 23, 2006 (Inception) to March 31, 2006, and the consolidated balance sheet of Lumen Medical Inc and subsidiaries as of March 31, 2007 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended

We also consent to the reference to us under the caption "Experts" in the Information Statement/Prospectus.

                                           /s/ Raich Ende Malter & Co., Inc.

New York, New York

October 12, 2007